Exhibit 10.1
Execution Version
January 28, 2026
Ms. Kimberly White
c/o Public Policy Holding Company, Inc.
800 North Capitol St., NW, Suite 800
Washington, DC, 20002

Re:	Amendment to NED Appointment Letter
Dear Kym:
In connection with the anticipated listing of the stock of Public Policy Holding Company, Inc. (“PPHC”) on The Nasdaq Global Market (the “Listing”), your letter agreement with PPHC, dated December 13, 2021 (the “NED Appointment Letter”) is hereby amended as follows, such amendment to be conditional upon, and effective immediately prior to, the Listing (the “Effective Time”):
1.Section 2 – at the Effective Time, your current appointment as a Class I Director of the Board of Directors of PPHC (the “Board”) shall continue, and your current appointment as Chairman of the Compensation Committee (formerly, the Remuneration Committee) of the Board shall continue, but you shall no longer be a member of the Audit Committee. In addition, you have been appointed to be a member of the Board’s new Nominating and Corporate Governance Committee, to be effective at the Effective Time.
2.Section 5 – from and after the Effective Time, your fee as a director on the Board shall be increased from US$80,000 to US$200,000 per annum before tax which will subject to annual review by the Board. Such payment will consist of US$100,000 cash (to be paid quarterly in arrears) and US$100,000 in Restricted Stock Unit awards (vesting on the first anniversary date of the grant date) under PPHC’s Amended and Restated 2021 Omnibus Incentive Plan (as amended, restated and in effect from time to time).
3.Section 7 – the provisions of Section 7 (Insurance and Indemnity) of the NED Appointment Letter shall be subject to the terms and conditions of that certain Indemnification Agreement, dated January 28, 2026, by and between you and PPHC.
Except as amended hereby, the NED Appointment Letter shall continue in full force and effect in accordance with its terms. Nothing herein amends or supersedes anything in the Certificate of Incorporation of PPHC, the Bylaws of PPHC, the Board committee charters of PPHC, and all other PPHC policies applicable to the Board and directors, in each case, as amended, restated and in effect from time to time.
If you agree, please acknowledge by signing below.

Sincerely,
Public Policy Holding Company, Inc.

By:	/s/ Stewart Hall
Name: Stewart Hall
Title: CEO

Acknowledged and Agreed:

/s/ Kimberly White
Kimberly White